As filed with the Securities and Exchange Commission on December 9, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	94-3411134
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

525 J Street

Sacramento, California 95814

(916) 554-4750

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Ronald W. Bachli

Chairman and Chief Executive Officer

525 J Street

Sacramento, California 95814

(916) 554-4822

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

William T. Quicksilver, Esq. John Grosvenor, Esq. Manatt, Phelps & Phillips, LLP 11355 W. Olympic Blvd. Los Angeles, California 90064 (310) 312-4210	Steven M. Plevin, Esq. Nixon Peabody LLP Two Embarcadero Center San Francisco, California 94111 (415) 984-8462

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post effective amendment to a registration statement that is filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, no par value per share	7,222,379	$28.86	$208,437,857	$22,302.75

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on December 8, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 9, 2005

Prospectus

7,222,379 Shares

Common Stock

All of the shares of common stock offered hereby are being sold by a selling shareholder, California Community Financial Institutions Fund Limited Partnership or the Fund. The selling shareholder may offer and sell, from time to time, the 7,222,379 shares in amounts, at prices and on terms that it will determine at the time of any particular offering. The selling shareholder may offer the shares to or through agents, dealers or underwriters or directly to purchasers. We will not receive any of the proceeds from the sale of shares by the selling shareholder. The selling shareholder is selling shares in this offering pursuant to a registration rights agreement between us and the selling shareholder. The Fund purchased its shares in 2001 in an offering of our common stock that was exempt from the registration requirements of the Securities Act of 1933, as amended, and acquired additional shares pursuant to our acquisition of Southland Capital Co. in 2004 in a transaction that was exempt from those registration requirements.

The selling shareholder is one of our principal shareholders. Our Chairman and Chief Executive Officer, Ronald W. Bachli, has an economic interest in the general partner of the Fund attributable to the general partner’s investment in the Fund and carried interest in the Fund. Based on the general partner’s investment in the Fund, Mr. Bachli will receive a certain amount of the proceeds received by the selling shareholder. If the selling shareholder sells all shares being offered, the selling shareholder will no longer own any shares of our common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “PLSB”. On December 8, 2005, the last reported sale price of our common stock was $28.81 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED IN THIS PROSPECTUS BEGINNING ON PAGE 4 UNDER THE HEADING “ RISK FACTORS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is a criminal offense.

These securities are our equity securities. They are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is                      , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. We have supplied all information contained or incorporated by reference relating to our company. The selling shareholder has supplied all information contained in the document relating to the selling shareholder. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholder are making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, the selling shareholder may sell from time to time, in one or more offerings, our common stock described in this prospectus up to an aggregate of 7,222,379 shares.

In this prospectus “Placer Sierra Bancshares,” “the Company,” “we,” “us,” and “our” refer to Placer Sierra Bancshares, a California corporation, unless the context otherwise requires. Each time the selling shareholder sells securities under this prospectus, the selling shareholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the registration statement. For a complete understanding of the offering of securities, you should refer to the registration statement relating to this prospectus, including its exhibits. We use market and industry data throughout this prospectus that we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information are not guaranteed. The market and industry data is often based on industry surveys and the preparers’ experience in the industry. Similarly, although we believe that the surveys and market research that others have performed are reliable, we have not independently verified this information. You should read this prospectus, the applicable prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

A number of the presentations and disclosures in this prospectus, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

•	earnings growth,

•	revenue growth,

•	future acquisitions,

•	non-interest income levels, including fees from loans and other product sales,

•	credit performance on loans made by us,

•	increases in competitive pressure among financial institutions,

•	tangible capital generation,

•	market share,

•	expense levels,

•	changes in the interest rate environment,

•	continued ability to attract and employ qualified personnel,

•	results from new business initiatives in our community banking business, and

•	other business operations and strategies.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, many of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include those included in the “Risk Factors” section of this prospectus.

In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. For a more detailed discussion of certain of these factors, see the section entitled “Risk Factors” in this prospectus, the section entitled “Risk Factors” in the applicable prospectus supplement and “Factors that May Affect Future Results of Operations” in our most recent annual report on Form 10-K (which has been incorporated by reference in this prospectus). The forward-looking statements are made as of the date of this prospectus, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus are expressly qualified by these cautionary statements.

ABOUT PLACER SIERRA BANCSHARES

Overview of Our Company

We are a California-based bank holding company for Placer Sierra Bank, a California state-chartered commercial bank with 40 branches operating throughout California as of September 30, 2005. We provide a broad array of financial services to small- to medium-sized businesses, their owners and employees and to consumers. Placer Sierra Bank, or the bank, conducts a portion of its banking business through the following divisions: Sacramento Commercial Bank, Bank of Lodi and Bank of Orange County. Through our 31 Northern California branches, we serve an eight-county area including Placer, Sacramento and El Dorado, commonly known as the greater Sacramento metropolitan region, and the adjacent counties of Amador, Calaveras, Nevada, Sierra, and San Joaquin counties. Through our nine Southern California branches, we serve both southern Los Angeles and Orange counties.

Placer Sierra Bank, the largest community bank headquartered in the greater Sacramento metropolitan region, has provided financial services to commercial and consumer customers in Northern California for more than 59 years. The bank’s Southern California operations, known as Bank of Orange County, have provided these services in Southern California for more than 25 years; its Bank of Lodi division has provided services for more than 22 years; and its Sacramento Commercial Bank division has provided services for more than 21 years. We offer our customers the resources of a large financial institution together with the resourcefulness and responsive customer service of a community bank. Through our branches and the use of technology, we offer a broad array of deposit products and services for both commercial and consumer customers, including electronic banking, cash management services, electronic bill payment and investment services. We emphasize relationship banking and focus on generating low cost deposits. We provide a comprehensive set of loan products such as commercial loans and leases, lines of credit, commercial real estate loans, Small Business Administration, or SBA, loans, residential mortgage loans, home equity lines of credit and construction loans, both commercial and residential. At September 30, 2005, we had total assets of $1.859 billion, total loans and leases held for investment, net of deferred fees and costs, of $1.352 billion, deposits of $1.576 billion and shareholders’ equity of $204.1 million.

History

As of September 30, 2005, California Community Financial Institutions Fund Limited Partnership, or the Fund, owned 48.2% of our shares. Our bank was previously a wholly-owned subsidiary of Placer Capital Co., or PCC, which was incorporated in 1999 by the Fund, for the purpose of acquiring Placer Sierra Bank. In December 1999, PCC became a wholly-owned subsidiary of California Community Bancshares, Inc., or CCB. CCB was restructured in December 2001, which resulted in, among other organizational changes, the formation of our company, Placer Sierra Bancshares, as well as Southland Capital Co., as wholly-owned subsidiaries of CCB. Pursuant to the restructuring, PCC merged into CCB, resulting in CCB acquiring all of the shares of Placer Sierra Bank. CCB then contributed all of the shares of Placer Sierra Bank to us, making Placer Sierra Bank our wholly-owned subsidiary. After completing a cash-out merger whereby all the CCB shareholders other than the Fund received cash in exchange for their shares of CCB stock, CCB adopted a plan of liquidation and distributed its assets, primarily our common stock and Southland Capital Co. common stock, to its sole shareholder, the Fund. Consequently, we and Southland Capital Co. became subsidiaries of the Fund at that time.

In August of 2002, Southland Capital Co.’s wholly owned subsidiary Bank of Orange County entered into an agreement to acquire Cerritos Valley Bancorp and Cerritos Valley Bank, the wholly owned subsidiary of Cerritos Valley Bancorp, which we collectively refer to as Cerritos. At the time of the acquisition the Fund owned 50.5% of Cerritos and minority shareholders owned 49.5%. The acquisition of Cerritos by Bank of Orange County was accounted for as a step acquisition. The 49.5% interest acquired from the minority shareholders was accounted for as a purchase. The contribution of the Fund’s interest in Cerritos to Bank of Orange County was accounted for using the “as-if-pooling” method of accounting, as the entities were under common control.

2004 Acquisitions

Southland Capital Co. and Bank of Orange County Acquisition

In May 2004, we acquired Southland Capital Co., the holding company for Bank of Orange County in a transaction structured as a stock-for-stock merger. Through the acquisition, we acquired nine full service branches in Artesia, Downey, Fullerton, Fountain Valley, Norwalk, Orange, Santa Fe Springs, Glendale and Huntington Park, California. Pursuant to the acquisition, Southland Capital Co. merged into us and Bank of Orange County became our subsidiary. In July 2004, Bank of Orange County was merged into our bank. Our bank operates the Southern California branches under a division named Bank of Orange County.

First Financial Bancorp and Bank of Lodi Acquisition

In December 2004, we acquired First Financial Bancorp, the parent holding company for Bank of Lodi. First Financial Bancorp was merged into us and Bank of Lodi was merged into our bank on December 11, 2004. Through the acquisition, we acquired nine branches in Sacramento, Lodi, Plymouth, Woodbridge, Lockeford, Elk Grove, San Andreas, Galt and Folsom, California. Our bank operates eight of these branches under a division named Bank of Lodi, and the Folsom branch as Placer Sierra Bank.

General Information

Our principal executive offices are located at 525 J Street, Sacramento, California 95814, and our telephone number is (916) 554-4750. Our website address is www.plsb.com. We make available free of charge on our website our annual reports, on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K as soon as reasonably practicable after we file such reports with the SEC. None of the information on or hyperlinked from our website is incorporated into the registration statement that we filed with the SEC or into this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. We describe below the material risks and uncertainties that affect our business. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

Changes in economic conditions could materially hurt our business.

Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. We are particularly affected by economic conditions in the state of California. Deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows:

•	problem assets and foreclosures may increase,

•	demand for our products and services may decline,

•	low cost or non-interest bearing deposits may decrease, and

•	collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

In view of the concentration of our operations and the collateral securing our loan portfolio in both Northern and Southern California, we may be particularly susceptible to the adverse effects of any of these consequences, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our growth and expansion may strain our ability to manage our operations and our financial resources.

Our financial performance and profitability depend on our ability to execute our corporate growth strategy. In addition to seeking deposit and loan and lease growth in our existing markets, we intend to pursue expansion opportunities through strategically placed new branches, by acquiring community banks in identified strategic markets, or by acquiring branch locations that we find attractive. Continued growth, however, may present operating and other problems that could adversely affect our business, financial condition, results of operations and cash flows. Accordingly, there can be no assurance that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.

Our growth may place a strain on our administrative, operational and financial resources and increase demands on our systems and controls. We plan to pursue opportunities to expand our business through internally generated growth and acquisitions. This business growth may require continued enhancements to and expansion of our operating and financial systems and controls and may strain or significantly challenge them. The process of consolidating the businesses and implementing the strategic integration of any acquired businesses with our existing business may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure you that we will be able to integrate these businesses successfully or in a timely manner. In addition, our existing operating and financial control systems and infrastructure may not be adequate to maintain and effectively monitor future growth.

Our continued growth may also increase our need for qualified personnel. We cannot assure you that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with our growth, could have a material adverse effect on our business, financial condition, results of operations and cash flows:

•	our inability to continue to upgrade or maintain effective operating and financial control systems,

•	our inability to recruit and hire necessary personnel or to integrate successfully new personnel into our operations,

•	our inability to integrate successfully the operations of acquired businesses or to manage our growth effectively, and

•	our inability to respond promptly or adequately to the emergence of unexpected expansion difficulties.

We face risks associated with acquisitions relating to difficulties in integrating combined operations, potential disruption of operations and the related negative impact on earnings, and incurrence of substantial expenses.

Growth through acquisitions represents a component of our business strategy. We expect to seek to acquire banks and branches in strategic markets. Any future acquisitions will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things:

•	the difficulty of integrating the operations and personnel of acquired banks and branches,

•	the potential disruption of our ongoing business,

•	the inability of our management to maximize our financial and strategic position by the successful implementation of uniform product offerings and the incorporation of uniform technology into our product offerings and control systems, and

•	the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions. We cannot assure you that our integration of acquired banks’ or branches’ operations will be successfully accomplished. Our inability to improve the operating performance of acquired banks and branches or to integrate successfully their operations could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate the acquisitions.

The purchase price of banks or branches that might be attractive acquisition candidates for us may significantly exceed the fair values of their net assets. As a result, material goodwill and other intangible assets would be required to be recorded. In connection with acquisitions, we could incur substantial expenses, including the expenses of integrating the business of the acquired bank or branch with our existing business.

We expect that competition for appropriate candidates may be significant. We may compete with other banks or financial services companies with similar acquisition strategies, many of which may be larger or have greater financial and other resources than we have. We cannot assure you that we will be able to successfully identify and acquire suitable banks or branches on acceptable terms and conditions.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of, and experience in, the California community banking industry.

The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, finance, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of our senior executive management team of Messrs. Ronald W. Bachli, Randall E. Reynoso, and David E. Hooston, who have expertise in community banking and experience in the markets we serve and have targeted for future expansion. We are also dependent upon a number of other key executives who are California natives or are long-time residents and who are integral to implementing our business plan. The loss of the services of any one of our senior executive management team or other key executives could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our balance sheet is asset sensitive. Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

A substantial portion of our income is derived from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. At September 30, 2005 our balance sheet was asset sensitive and, as a result, our net interest margin tends to expand in a rising interest rate environment and decline in a declining interest rate environment. Because of the differences in the maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread and, in turn, our profitability. In addition, loan origination volumes are affected by market interest rates. Rising interest rates, generally, are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates may decline and in falling interest rate environments, loan repayment rates may increase. Although we have been successful in generating new loans and leases during 2005, the continuation of historically low long-term interest rate levels may cause additional refinancing of commercial real estate and 1-4 family residence loans, which may depress our loan volumes or cause rates on loans to decline. In addition, an increase in the general level of short-term interest rates on variable rate loans may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations or reduce the amount they wish to borrow. Additionally, as short-term market rates have risen over the past eighteen months, although we have increased the rates we paid on borrowings and other interest-bearing liabilities, we have not proportionally increased interest rates we paid on deposits. If short-term rates continue to rise, in order to retain existing deposit customers and attract new deposit customers we may need to increase rates we pay on deposit accounts. Because we have deferred increasing rates we paid on deposit accounts during a period of rising short-term market rates, we may need to accelerate the pace of rate increases on our deposit accounts as compared to the pace of future increases in short-term market rates. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume, business, financial condition, results of operations and cash flows.

The types of loans in our portfolio have a higher degree of risk and a downturn in our real estate markets could hurt our business.

A downturn in our real estate markets could hurt our business because many of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. As of September 30, 2005, approximately 86.0% of the book value of our loan portfolio consisted of loans collateralized by various types of real estate. Substantially all of our real estate collateral is located in California. The median sale price of an existing single family detached home in California increased 17.3% from September 2004 to September 2005 and home sales increased 3.9% during the same period. If there is a significant decline in real estate values, especially in California, the collateral for our loans will provide less security. Real estate values could also be affected by, among other things, earthquakes and national disasters particular to California. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we cannot attract deposits, our growth may be inhibited.

We plan to increase significantly the level of our assets, including our loan portfolio. Our ability to increase our assets depends in large part on our ability to attract additional deposits at favorable rates. We intend to seek additional deposits by offering deposit products that are competitive with those offered by other financial institutions in our markets and by establishing personal relationships with our customers. We cannot assure you that these efforts will be successful. Our inability to attract additional deposits at competitive rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our allowance for loan and lease losses may not be adequate to cover actual losses.

A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans and leases. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence, or control.

Like all financial institutions, we maintain an allowance for loan and lease losses to provide for loan and lease defaults and non-performance. Our allowance for loan and lease losses may not be adequate to cover actual loan and lease losses, and future provisions for loan and lease losses could materially and adversely affect our business, financial condition, results of operations and cash flows. The allowance for loan and lease losses reflects our estimate of the probable losses in our loan and lease portfolio at the relevant balance sheet date. Our allowance for loan and lease losses is based on prior experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan and lease portfolio and economic factors. The determination of an appropriate level of loan and lease loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Federal and state regulatory agencies, as an integral part of their examination process, review our loans and leases and allowance for loan and lease losses. While we believe that our allowance for loan and lease losses is adequate to cover current losses, we cannot assure you that we will not increase the allowance for loan and lease losses further or that regulators will not require us to increase this allowance. Either of these occurrences could have a material adverse affect on our business, financial condition and results of operations.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems that may result in lost business and we may not be able to obtain substitute providers on terms that are as favorable if our relationships with our existing service providers are interrupted.

We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our business, financial condition, results of operations and cash flows. If any of our third-party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all. Any of these circumstances could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We face strong competition from financial services companies and other companies that offer banking services which could hurt our business.

We conduct our operations exclusively in California. Increased competition in our markets may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the banking services that we offer in our service areas. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including savings and loan associations, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions may have larger lending limits which would allow them to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain loan and deposit customers and a range in quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits and our business, financial condition, results of operations and cash flows may be adversely affected.

Concentrated ownership of our common stock creates a risk of sudden changes in our share price.

As of September 30, 2005, the Fund owned approximately 48.2% of our common stock. Through this registration statement, the Fund will have the ability to offer and sell all or a portion of its shares from time to time. The sale by the Fund of a significant portion of its remaining holdings could have a material adverse effect on the market price of our common stock.

Our future ability to pay dividends is subject to restrictions. As a result, capital appreciation, if any, of our common stock may be your sole source of gains in the future.

Since we are a holding company with no significant assets other than the bank, we currently depend upon dividends from the bank for a substantial portion of our revenues. Our ability to pay dividends will continue to depend in large part upon our receipt of dividends or other capital distributions from the bank. Our ability to pay dividends is also subject to the restrictions of the California Corporations Code.

The ability of the bank to pay dividends or make other capital distributions to us is subject to the regulatory authority of the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the California Department of Financial Institutions, or the DFI. As of September 30, 2005, the bank could have paid approximately $13.8 million in dividends without the prior approval of the Federal Reserve or the DFI. The amount the bank may pay in dividends is further restricted due to the fact that the bank must maintain a certain minimum amount of capital to be considered a “well capitalized” institution as further described under “ITEM 1. BUSINESS. Supervision and Regulation—Capital Standards” in our Annual Report on Form 10-K for the year ended December 31, 2004 which is incorporated by reference into this prospectus. Accordingly, the amount available for payment of dividends to us by the bank for the bank to remain “well capitalized” immediately thereafter totaled $8.2 million at September 30, 2005.

From time to time, we may become a party to financing agreements or other contractual arrangements that have the effect of limiting or prohibiting us or the bank from declaring or paying dividends. Our holding company expenses and obligations with respect to our trust preferred securities and corresponding junior subordinated deferrable interest debentures issued by us may limit or impair our ability to declare or pay dividends.

On a stand-alone basis, we rely on dividends from the bank as our sole source of liquidity.

Only a limited trading market exists for our common stock which could lead to price volatility.

Our common stock was designated for quotation on the Nasdaq National Market in August of 2004 and trading volumes have been modest. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock. In addition, even if a more active market in our common stock develops, we cannot assure you that such a market will continue or that shareholders will be able to sell their shares.

If we fail to maintain an effective system of internal and disclosure control, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our securities.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We are in the process of a review and analysis of our internal control over financial reporting for Sarbanes-Oxley Section 404 compliance. As part of that process we may discover material weaknesses or significant deficiencies in our internal control as defined under standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. Under the PCAOB standards, a “material weakness” is a significant deficiency or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A “significant deficiency” is a control deficiency or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.

As a result of weaknesses that may be identified in our internal control, we may also identify certain deficiencies in some of our disclosure controls and procedures that we believe require remediation. If we discover weaknesses, we will make efforts to improve our internal and disclosure control. However, there is no assurance that we will be successful. Any failure to maintain effective controls or timely effect any necessary improvement of our internal and disclosure controls could harm operating results or cause us to fail to meet our reporting obligations, which could affect our ability to remain listed with the Nasdaq National Market. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

Anti-takeover provisions and federal law may limit the ability of another party to acquire us, which could cause our stock price to decline.

Various provisions of our articles of incorporation and by-laws could delay or prevent a third-party from acquiring us, even if doing so might be beneficial to our shareholders. These provisions provide for, among other things, advance notice requirements for proposals that can be acted upon at shareholder meetings, a prohibition on shareholder action by written consent without a meeting, and the authorization to issue “blank check” preferred stock by action of the board of directors acting alone, thus without obtaining shareholder approval. The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended, together with federal regulations, require that, depending on the particular circumstances, either Federal Reserve approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or entity acquiring “control” of a state member bank, such as the bank. These provisions may prevent a merger or acquisition that would be attractive to shareholders and could limit the price investors would be willing to pay in the future for our common stock.

Placer Sierra Bancshares and the bank are subject to extensive government regulation. These regulations may hamper our ability to increase assets and earnings, and could result in a decrease in the value of your shares.

Our operations and those of the bank are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. We cannot assure you that these proposed laws, rules and regulations or any other laws, rules or regulations will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business, financial condition, results of operations or cash flows.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our business, financial condition, results of operations and cash flows could be materially adversely affected.

REGULATORY CONSIDERATIONS

As a bank holding company under the Bank Holding Company Act, we are regulated, supervised and examined by the Board of Governors of the Federal Reserve System, or Federal Reserve Board. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the California Department of Financial Institutions, which regulates our bank subsidiary, and the Federal Deposit Insurance Corporation which insures the deposits of our banking subsidiary within certain limits.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like our bank subsidiary, are also affected by various federal laws, including those relating to consumer protection and similar matters.

We are a legal entity separate and distinct from our bank subsidiary. However, our principal source of cash revenues is the payment of dividends from that bank subsidiary. There are various legal and regulatory limitations on the extent to which our bank subsidiary can finance or otherwise supply funds to us.

For a more detailed discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

The selling shareholder will receive all of the net proceeds from the sale of the common stock. None of the proceeds will be available for our use or benefit.

SELLING SHAREHOLDER

General

All of the shares of common stock being offered hereby are being sold by a selling shareholder, California Community Financial Institutions Fund Limited Partnership, which we refer to as the selling shareholder or the Fund. The selling shareholder may offer and sell, from time to time, the 7,222,379 shares in amounts, at prices and on terms that it will determine at the time of any particular offering. The selling shareholder may offer the shares to or through agents, dealers or underwriters or directly to purchasers.

The selling shareholder is one of our principal shareholders. Pursuant to a registration rights agreement, we agreed to register the common stock offered by this prospectus. For more information see “—Registration Rights Agreement.” As of September 30, 2005, the Fund owned 7,222,379 shares, or 48.2%, of our outstanding of common stock. As of September 30, 2005, we had 14,992,754 shares of common stock outstanding. If the Fund is successful in selling all the shares that are being registered, the Fund will no longer own any of our common stock.

The Fund is a private equity investment fund established in 1997 to invest primarily in California-based financial services companies. Belvedere Capital Partners LLC, or Belvedere, is the general partner of and manages the Fund. Belvedere, as the Fund’s general partner, has an ownership interest in the Fund and is entitled to a carried interest in the net profits of the Fund. Our Chief Executive Officer, Mr. Bachli was a member of Belvedere prior to joining Placer Sierra Bancshares, and Mr. Bachli retains an economic interest in Belvedere attributable to Belvedere’s investment in the Fund and carried interest in the Fund. Based on his economic interest in Belvedere, Mr. Bachli will receive a portion of the proceeds the Fund receives from selling its shares in this offering. None of our other executive officers or directors has an economic interest in the Fund or Belvedere.

History. Placer Sierra Bank was previously a wholly-owned subsidiary of Placer Capital Co., or PCC, which was incorporated in 1999 by the Fund for the purpose of acquiring Placer Sierra Bank. In December 1999, PCC became a wholly-owned subsidiary of California Community Bancshares, Inc., or CCB. CCB was restructured in December 2001, which resulted in, among other organizational changes, the formation of our corporation, Placer Sierra Bancshares, as well as Southland Capital Co., as wholly-owned subsidiaries of CCB. Pursuant to the restructuring, PCC merged into CCB, as a result of which CCB directly acquired all of the shares of Placer Sierra Bank. CCB then contributed all of the shares of Placer Sierra Bank to us, making Placer Sierra Bank our wholly-owned subsidiary. After completing a cash-out merger whereby all the CCB shareholders other than the Fund received cash in exchange for their shares of CCB stock, CCB adopted a plan of liquidation and distributed its assets, primarily our common stock and Southland Capital Co. common stock, to its sole shareholder, the Fund. Consequently, we and Southland Capital Co. became subsidiaries of the Fund at that time.

Shareholder Agreement. We are party to a shareholder agreement with the Fund pursuant to which the Fund has agreed to indemnify us for losses that fall within a specified dollar range arising out of a specific litigation matter. The Fund has funded an escrow arrangement with $2.6 million to secure that indemnification obligation. For more information about the litigation matter, see our quarterly report on Form 10-Q for the quarter ended September 30, 2005, which is incorporated by reference into this prospectus.

Registration Rights Agreement. We are party to a registration rights agreement with the Fund in which we agreed to register shares of common stock held by the Fund. The Fund is selling shares in this offering pursuant to the registration rights agreement. In addition, the Fund has previously exercised its rights under the agreement in connection with the initial public offering of our shares of common stock, pursuant to which we registered shares of common stock held by the Fund and the Fund sold 5,943,306 registered shares in that initial public offering. Pursuant to the agreement, upon written request by the Fund to register at least 50,000 shares of common stock, we will file, within 90 days after the receipt of the request, a registration statement registering the requested shares held by the Fund. Additionally, in the event we propose to register any of our shares of common stock under the Securities Act, we have agreed to notify the Fund of our intent, and upon its written request, register the shares of our common stock that the Fund has requested to be registered. Under the agreement, upon written request by the Fund, if it owns shares of our common stock anticipated to have an aggregate sale price in excess of $1.0 million, the Fund will have the right to register the shares of common stock it holds on a Form S-3. We have agreed to pay certain expenses incurred in connection with any registration and to indemnify the Fund in connection with a registered sale of our common stock.

Belvedere Capital Partners LLC

Prior to joining us, our President and Chief Executive Officer, Mr. Bachli, was the President and a member of Belvedere Capital Partners LLC, the general partner of the Fund. Mr. Bachli retains an economic interest in Belvedere attributable to Belvedere’s investment in the Fund and carried interest in the Fund. Based on Belvedere’s investment in the Fund, Mr. Bachli received approximately $620,000 from the proceeds received by the Fund upon its sale of shares in our initial public offering and will receive proceeds from this offering and will also receive a portion of the Fund’s carried interest. In respect of his serving as President of Belvedere, Mr. Bachli received payments derived from the management fee paid by the Fund to Belvedere relating to the Fund’s capital commitments. Mr. Bachli is not entitled to receive any future compensation payments from Belvedere.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus are being registered to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. All of the shares of common stock covered by this prospectus are being sold by the Fund or its pledgees, donees, assignees, transferees or other successors in interest. We will not receive any of the proceeds from the sale of these shares.

The Fund and its pledgees, assignees, donees, transferees or other successors-in-interest who acquire its shares after the date of this prospectus may sell the shares of common stock from time to time directly to one or more purchasers, through underwriters (including through a firm commitment underwriting), broker-dealers or agents, or through any combination of these methods.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions, which may involve block transactions or crosses:

•	through the Nasdaq National Market or on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on exchanges or quotation services or in the over-the-counter market;

•	through the exercise of purchased or written options;

•	through any other method permitted under applicable law; or

•	through a combination of any such methods of sale.

If underwriters are used in an offering of securities under this prospectus, the Fund and we will execute an underwriting agreement with those underwriters relating to the shares of common stock that the Fund will offer and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase these shares of common stock will be subject to conditions. In a firm commitment underwriting, the underwriters will be obligated to purchase all of the shares if any are purchased. The shares of common stock subject to any such underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may be deemed to have received compensation from the Fund in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares for whom they may act as agent. The Fund may authorize underwriters to solicit offers by institutions to purchase the shares of common stock subject to the underwriting agreement from the Fund at the public offering price stated in the prospectus supplement through delayed delivery contracts providing for payment and delivery on a specified date in the future. If the Fund sells shares of common stock through these delayed delivery contracts, the prospectus supplement will state that, as well as the conditions to which these delayed delivery contracts will be subject, and the commissions payable for that solicitation. The applicable prospectus supplement will set forth whether or not the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue these activities if commenced.

The underwriters, if any, may sell these shares to or through dealers. These dealers may arrange for other dealers to participate in sales and may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time and may exceed customary commissions.

If dealers are utilized in the sale of shares of common stock, the Fund will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The Fund may also sell shares of common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of the shares and will list commissions payable by the selling shareholder to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

Sales may be effected in, among other methods, ordinary brokerage transactions, transactions in which the broker-dealer solicits purchases, transactions in which the broker-dealer attempts to sell the shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction, purchases by a broker-dealer as a principal and resale by the broker-dealer for its account, sales by broker-dealers of a specified number of the shares at a stipulated price per share, or an exchange distribution in accordance with the rules of the applicable exchange. Transactions may also be effected without a broker-dealer and in privately negotiated transactions.

In connection with sales of the shares of common stock or otherwise, the Fund may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The Fund may also sell short the shares, engage in puts, calls and other transactions in the shares or derivatives of the shares, deliver the shares to close out short positions, or loan or pledge the shares to or enter into options or other transactions with broker-dealers or other financial institutions that in turn may sell the shares through this prospectus.

Neither we nor the Fund make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of common stock. In addition, neither we nor the Fund make any representation that the Fund will engage in such transactions or that such transactions will not be discontinued without notice once they are commenced.

The aggregate proceeds to the Fund from the sale of the shares of common stock the Fund offers through this prospectus will be the purchase price of the shares of common stock less discounts and commissions, if any, and less any expenses of the offering that are borne by the Fund. The Fund reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Fund and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. In connection with sales of common stock pursuant to this prospectus, the Fund will be subject to specific provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M.

The Fund may decide not to sell any or all of the shares offered by it through this prospectus and may transfer, devise or gift the shares by other means not described in this prospectus. Moreover, any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than through this prospectus.

In connection with its acquisition of our common stock, we granted the Fund certain registration rights pertaining to shares of our common stock. The agreement provides for cross-indemnification of the selling shareholder and us, and its and our respective directors, officers, controlling persons, agents and employees against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We have agreed, among other things, to pay certain expenses incurred with respect to the registration of the shares covered by this prospectus and held by the Fund.

Any pledgee, donee, assignee, transferee or other successor-in-interest of the Fund that intends to offer or sell shares through this prospectus will be named in a prospectus supplement, if required.

The Fund may sell any of the shares of common stock directly to purchasers. In this case, the Fund may not engage underwriters or agents in the offer and sale of these shares.

We and the Fund may indemnify underwriters, dealers or agents who participate in the distribution of securities against specified liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of the shares of common stock offered hereby will be passed upon for our Company by Angelee J. Harris, our Executive Vice President, General Counsel and Secretary. As of December 5, 2005, Ms. Harris held options to acquire beneficial ownership of 50,000 shares of our common stock.

EXPERTS

The consolidated financial statements of Placer Sierra Bancshares as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, incorporated by reference in this registration statement on Form S-3 have been audited by Perry-Smith LLP, independent registered public accounting firm, as indicated in their report with respect thereto, which is incorporated by reference in this registration statement in reliance upon the authority of said firm as experts in accounting and auditing. With respect to the above referenced financial statements, as they relate to the amounts included for Southland Capital Co. and subsidiary as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 (which have been pooled into the consolidated financial statements of Placer Sierra Bancshares as a result of the acquisition of Southland Capital Co. as an entity under common control), such report is based solely on the report of KPMG LLP.

The consolidated financial statements of Southland Capital Co. and subsidiary as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003 (which have been pooled into the consolidated financial statements of Placer Sierra Bancshares, as a result of the acquisition of Southland Capital Co. as an entity under common control) have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto dated May 21, 2004, which is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this document the information we have filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

We incorporate by reference the documents listed below:

1.	Our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 31, 2005, including those portions incorporated by reference therein of our Definitive Proxy Statement on Schedule 14A, filed on April 25, 2005;

2.	Our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2005, filed on May 12, 2005, for the fiscal quarter ended June 30, 2005, filed on August 12, 2005, and for the fiscal quarter ended September 30, 2005, filed on October 31, 2005;

3.	Our current reports on Form 8-K (as amended) filed on the following dates: January 6, 2005, January 25, 2005, January 28, 2005, March 3, 2005, April 7, 2005, April 25, 2005, May 20, 2005, June 29, 2005, August 26, 2005, September 8, 2005, October 31, 2005 and November 23, 2005; and

4.	The description of our common stock contained in Registration Statement No. 000-50652 on Form 8-A filed on March 25, 2004, including any amendment or report filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus. You may request, and we will provide, a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

Placer Sierra Bancshares

Attention: Recording Secretary

525 J Street

Sacramento, CA 95814

(916) 554-4750

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

We also incorporate by reference all information we file (but not information we furnish) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) on or after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (ii) on or after the date of this prospectus and prior to the termination of the offering made hereby. Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

7,222,379 Shares

Placer Sierra Bancshares

Common Stock

Prospectus

                         , 2006

Dealer Prospectus Delivery Obligation: Until                         , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All such expenses, except the Securities and Exchange Commission registration fee, are estimated. The selling shareholder will bear some of these expenses.

Securities and Exchange Commission registration fee		$22,303
Legal fees and expenses		*
Transfer Agent’s fees and expenses		*
Accounting fees and expenses		*
Printing, postage and mailing expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment or in a current report on Form 8-K

Item 15.	Indemnification of Directors and Officers.

General Corporation Law

Section 317 of the General Corporation Law of the State of California provides as follows:

A California corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding, including any threatened, pending or completed action, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor), by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A California corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. When a director, officer, employee or other agent of the corporation is successful on the merits in defense of any proceeding referred to above or in defense of any claim, issue, or matter therein, the corporation must indemnify him against the expenses, including attorney’s fees, actually and reasonably incurred by the agent in connection therewith.

Section 317 further authorizes a corporation to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such, whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

Articles of Incorporation and By-laws

Our Articles of Incorporation eliminate the personal liability of directors to the fullest extent possible and provide for the indemnification of agents, including directors, officers, employees, or other agents of the corporation, through bylaws, agreements with agents, the vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of California’s General Corporation Law, subject only to the applicable limits set forth in Section 204 of California’s General Corporation Law, which permits a California corporation to eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, other than:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

•	for any transaction from which the director derived an improper personal benefit;

•	for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; and

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders.

Our By-laws provide for the indemnification of agents to the fullest extent permitted by Section 317 of the California General Corporation Law.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors. The agreements indemnify each director in third-party proceedings, in which the director is made a party to or threatened to be made a party to, or otherwise involved in any proceeding (other than a proceeding which is an action by or in the right of the Company to procure a judgment in its favor), by reason of the fact that the director is or was an agent of the Company. We also indemnify each director that is made party to, or threatened to be made party to, or otherwise involved in, any proceeding which is an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the director is or was an agent of the Company.

Directors’ and Officers’ Liability Insurance

We maintain directors and officers’ liability insurance for the benefit of our directors and certain of our officers.

Item 16.	Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.

3.1	Amended and Restated Articles of Incorporation of the Registrant, as amended to date, are hereby incorporated by reference from Exhibit 3.1 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

3.2	Bylaws of the Registrant, as amended to date, are hereby incorporated by reference from Exhibit 3.2 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

4.1	Amended and Restated Registration Rights Agreement, incorporated by reference from Exhibit 10.1 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on March 25, 2004.

4.2	Amendment No. 1 to the Amended and Restated Registration Rights Agreement, incorporated by reference from Exhibit 10.41 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

5.1*	Opinion of Angelee J. Harris, General Counsel.

23.1*	Consent of Perry-Smith LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Angelee J. Harris, General Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended, and as incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) to the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue; and

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on the 8th day of December, 2005.

PLACER SIERRA BANCSHARES

By:	/s/ RONALD W. BACHLI
Ronald W. Bachli Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned directors and officers of Placer Sierra Bancshares, do hereby constitute and appoint Ronald W. Bachli and David E. Hooston, and each of them singly, our true and lawful attorneys-in-fact and agents with full power to them, and each of them singly, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue thereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RONALD W. BACHLI Ronald W. Bachli	Chairman of the Board of Directors and Chief Executive Officer	December 8, 2005

/s/ DAVID E. HOOSTON David E. Hooston	Chief Financial Officer	December 8, 2005

/s/ CHRISTI BLACK Christi Black	Director	December 8, 2005

/s/ ROBERT J. KUSHNER Robert J. Kushner	Director	December 8, 2005

/s/ LARRY D. MITCHELL Larry D. Mitchell	Director	December 8, 2005

/s/ DWAYNE A. SHACKELFORD Dwayne A. Shackelford	Director	December 8, 2005

/s/ WILLIAM J. SLATON William J. Slaton	Director	December 8, 2005

/s/ ROBERT H. SMILEY Robert H. Smiley	Director	December 8, 2005

/s/ SANDRA R. SMOLEY Sandra R. Smoley	Director	December 8, 2005

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.

3.1	Amended and Restated Articles of Incorporation of the Registrant, as amended to date, are hereby incorporated by reference from Exhibit 3.1 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

3.2	Bylaws of the Registrant, as amended to date, are hereby incorporated by reference from Exhibit 3.2 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

4.1	Amended and Restated Registration Rights Agreement, incorporated by reference from Exhibit 10.1 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on March 25, 2004.

4.2	Amendment No. 1 to the Amended and Restated Registration Rights Agreement, incorporated by reference from Exhibit 10.41 to our Registration Statement on Form S-1, as amended (File No. 333-112778) filed with the SEC on June 29, 2004.

5.1*	Opinion of Angelee J. Harris, General Counsel.

23.1*	Consent of Perry-Smith LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Angelee J. Harris, General Counsel (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended, and as incorporated herein by reference.